Exhibit 99.1

Dialog Semiconductor Invests Additional $15 Million in

Energous Corporation

Strategic investment will help expand market adoption of disruptive

RF-based WattUp wireless charging technology

“We are looking forward to building on the progress that we have made to streamline our production and to accelerate deployment of Energous’ technology into more consumer products and markets. This additional investment from Dialog is a testament to their commitment to supporting the development of innovative, next-generation technologies that address consumer challenges and demands.”

SAN JOSE, CA – June 28, 2017– Energous Corporation (NASDAQ: WATT), the developer of WattUp®, a revolutionary wire-free charging technology that provides over-the-air power, today announced that Dialog Semiconductor plc (XETRA: DLG) is investing an additional $15 million in Energous and will continue as the exclusive component supplier of WattUp technology. Energous will continue to have access to Dialog’s broad sales and distribution channels to help advance its go-to-market strategy.

This $15 million investment from Dialog adds to its initial investment of $10 million at the beginning of the partnership in November 2016. The partnership combines Energous’ uncoupled wireless charging technology and Dialog’s power saving technologies. Energous’ WattUp technology uses Dialog’s SmartBondTM Bluetooth® low energy solution as the out-of-band communications channel between the wireless transmitter and receiver. Dialog’s power management technology is then used to distribute power from the WattUp receiver IC to the rest of the device while Dialog’s AC/DC Rapid ChargeTM power conversion technology efficiently delivers power to the wireless transmitter.

“We are looking forward to building on the progress that we have made to streamline our production and to accelerate deployment of Energous’ technology into more consumer products and markets. This additional investment from Dialog is a testament to their commitment to supporting the development of innovative, next-generation technologies that address consumer challenges and demands,” said Stephen R. Rizzone, president and CEO of Energous. “Since our partnership announcement in late 2016, we have made great strides, and have been working very closely with Dialog to integrate and align our resources. Our combined teams have been visiting our shared customers to demonstrate the technology, and have seen increased interest as evidenced by our continuously growing and robust customer pipeline.”

“Dialog believes that there is a large demand for completely untethered wireless charging, as more consumer electronics manufacturers seek to add new capabilities to their devices to differentiate themselves,” said Mark Tyndall, senior vice president of Corporate Development & Strategy at Dialog. “Our joint focus is now on supporting our customers around the world to bring WattUp-enabled products to the mass market, while pushing the boundaries of wireless charging’s possibilities.”

Energous' WattUp technology provides a unique and more extensive wireless-charging experience compared to older wireless technologies. By sending energy safely through the air using radio frequencies, WattUp is able to deliver intelligent, scalable power, creating a superior experience compared to coil-based technologies. WattUp differs from older wireless charging systems in that it delivers power at distances of up to 15 feet, to multiple devices, in any orientation. Its small form factor antennas utilize the existing device’s printed circuit board, removing the need for larger, more expensive coils and enabling broader adoption of wireless charging in a larger range of connected devices that can be used in the home, office, car and beyond.

For more information on WattUp technology, visit www.energous.com and www.dialog-semiconductor.com/energous.

About Energous Corporation

Energous Corporation is the developer of WattUp® -- an award-winning, wire-free charging technology that will transform the way consumers and industries charge and power electronic devices at home, in the office, in the car and beyond. WattUp is a revolutionary radio frequency (RF) based charging solution that delivers intelligent, scalable power via radio bands, similar to a Wi-Fi router. WattUp differs from older wireless charging systems in that it delivers contained power, at a distance, to multiple devices -- thus resulting in a wire-free experience that saves users from having to remember to plug in their devices. For more information, please visit Energous.com, or follow Energous on Twitter and Facebook.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations.  These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include our statements about our partnership with Dialog, development of market demand, production and deployment of products. Our forward-looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: unexpected delays in our ability to develop commercially feasible technology; uncertain timing of necessary regulatory approvals; timing of customer orders and success of customer products; our dependence on distribution partners; market acceptance of our technology; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

About Dialog Semiconductor

Dialog Semiconductor is a leading provider of integrated circuits (ICs) that power mobile devices and the Internet of Things. Dialog solutions are integral to some of today’s leading mobile devices and the enabling element for increasing performance and productivity on the go. From making smartphones more power efficient and shortening charging times, enabling home appliances to be controlled from anywhere, to connecting the next generation of wearable devices, Dialog’s decades of experience and world-class innovation help manufacturers get to what’s next.

Dialog operates a fabless business model and is a socially responsible employer pursuing many programs to benefit the employees, community, other stakeholders and the environment we operate in. Dialog Semiconductor plc is headquartered in London with a global sales, R&D and marketing organization. In 2016, it had approximately $1.198 billion in revenue and was one of the fastest growing European public semiconductor companies. It currently has approximately 1,770 employees worldwide. The company is listed on the Frankfurt (FWB: DLG) stock exchange (Regulated Market, Prime Standard, ISIN GB0059822006) and is a member of the German TecDax index.

For more information, visit www.dialog-semiconductor.com.

Energous, the Energous logo and WattUp are all registered trademarks of Energous Corporation. All other product or service names are the property of their respective owners. © Copyright 2017 Energous Corporation all rights reserved.

Public Relations Contact:

Energous Corporation	Dialog Semiconductor
Mariel Santos	Lauren Ofstedahl
(408) 963-0278	(408) 845 8518
PR@energous.com	lauren.ofstedahl@diasemi.com

Investor Relations Contact:

Pondel Wilkinson

Laurie Berman

(310) 279-5980

IR@energous.com

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